UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  September 26, 2013

(Date of earliest event reported)

THE STANDARD REGISTER COMPANY

(Exact name of Registrant as specified in its Charter)

Ohio (State or other jurisdiction of incorporation)	1-1097 (Commission File No.)	31-0455440 (IRS Employer Identification Number)

600 Albany Street, Dayton, Ohio	45417
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 221-1000

N/A

(Former name or former address, if changed since last report)

Item 2.05   Costs Associated with Exit or Disposal Activities

On September 26, 2013 the Company’s Board of Directors approved a new strategic restructuring program in connection with its recent acquisition of WorkflowOne LLC and the integration of the two companies.  Total costs of the restructuring program, which is expected to continue through the end of calendar year 2015, are expected to be approximately $29.8 million.  Included in this amount is $9.4 million for involuntary termination costs for employee-related severance; contract termination costs of $7.0 million, primarily from exiting leased facilities; and other associated costs of $13.4 million, including fees to a third party to assist with the implementation of our plan, costs to consolidate facilities and relocate equipment and inventory, costs to consolidate our headquarters, and costs associated with the write-off of inventory.  Except for $0.5 million of inventory write-offs, the balance of the restructuring charges will result in cash expenditures. The Company expects to achieve $40 million in annual savings when the integration of the two companies is complete.

As a result of the restructuring plan, we also expect to incur impairment and accelerated depreciation expense of approximately $1.8 million. The Company also expects to incur approximately $8.5 million in integration costs in connection with the acquisition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTRANT	THE STANDARD REGISTER COMPANY

Date: October 2, 2013	By: /s/Gerard D. Sowar
Gerard D. Sowar, Executive Vice President, General Counsel and Secretary